Board of Directors
Nematron Corporation


    We consent to the use of our report incorporated herein by reference from Form 10-KSB, as amended by Form 10-KSB/A filed February 2, 1996 and as amended by Form 10-KSB/A2 filed May 20, 1996 for the year ended September 30, 1995 and to the reference to our firm under the heading "Experts" in the prospectus.


                                       KPMG Peat Marwick LLP


Detroit, Michigan
    May 21, 1996